UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  April 21, 2009

WASTE CONNECTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-31507	94-3283464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2295 Iron Point Road, Suite 200 Folsom, CA 95630 (Address of Principal Executive Offices) (Zip Code)

(916) 608-8200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On April 21, 2009, Waste Connections, Inc. (the “Company”) completed the acquisition of all of the issued and outstanding capital stock of Potrero Hills Landfill, Inc. (“PHL”) from Republic Services, Inc. (“Republic”) and its subsidiary, Bay Landfills, Inc.  PHL owns and operates the Potrero Hills Landfill, which is located in Fairfield, California, as well as the disposal business operated at the landfill.  PHL was divested as a result of Republic’s recent merger with Allied Waste Industries, Inc.  The Company paid an aggregate cash purchase price of $57,500,000 for PHL, plus $1,423,966 in estimated working capital, which amount is subject to post-closing pro-rations and other adjustments.

The acquisition of the assets was consummated pursuant to the terms of that certain Stock Purchase Agreement, dated as of March 19, 2009, by and among the Company on the one hand, and Republic, Bay Landfills, Inc., and PHL on the other hand.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 21, 2009, the Board of Directors of the Company approved the Third Amended and Restated Bylaws.  The Third Amended and Restated Bylaws replace, in their entirety, the Second Amended and Restated Bylaws, which were adopted by the Board of Directors of the Company on January 12, 2009, to be effective on May 15, 2009, the first day following the Company’s 2009 annual meeting of stockholders to be held on May 14, 2009.  The Third Amended and Restated Bylaws will be effective on May 15, 2009, and stockholders must comply with such provisions for the 2010 annual meeting of stockholders of the Company.

The Third Amended and Restated Bylaws amend Article II, Sections 9 and 10 in an effort to update and enhance the procedures for stockholders to propose business at annual meetings or nominations to be considered at annual or special meetings.  The amendments revise the bylaws to:

●
change the requirement for stockholders to provide advance notice of stockholder proposals or nominations at an annual meeting so that such advance notice shall be delivered to the principal executive office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, subject to specified conditions;

●
expand disclosure required by stockholders making proposals or nominations to include, among other things, information regarding each such stockholder's and their affiliates’ holdings of “synthetic equity”, derivatives or short positions and other material interests and relationships that could influence proposals or nominations and other information that would be required in a proxy statement;

●
require stockholders nominating director candidates to disclose the same information about the director candidate that would be required if the director candidate were submitting a proposal, and requires the director candidates to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the Company’s governance guidelines;

●
expand disclosures regarding proposed business to include a reasonably detailed description of all agreements, arrangements and understandings between proposing persons and any other persons in connection with the proposed business; and

●
require that disclosures provided for in Article II, Sections 9 and 10 of the Third Amended and Restated Bylaws be updated and supplemented so as to be accurate as of the record date of the meeting and as of ten business days prior to the meeting.

The foregoing description of the Third Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Third Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

	3.1	Third Amended and Restated Bylaws of Waste Connections, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.

Dated: April 23, 2009	By:	/s/ Worthing F. Jackman
	Name:	Worthing F. Jackman
	Title:	Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Third Amended and Restated Bylaws of Waste Connections, Inc.